   As filed with the Securities and Exchange Commission on July 25, 1997
                                                         Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            -------------------------
                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                            -------------------------
                              ACORN PRODUCTS, INC.
             (Exact name of Registrant as specified in its charter)
                                500 DUBLIN AVENUE
                              COLUMBUS, OHIO 43215
          (Address of principal executive offices, including zip code)

       DELAWARE                                         22-3265462
(State or other jurisdiction of              (I.R.S. Employer Identification
incorporation or organization)                             No.)

                            -------------------------
           ACORN PRODUCTS, INC. DEFERRED EQUITY COMPENSATION PLAN FOR
                                    DIRECTORS
                            (Full title of the plan)
                            -------------------------
                                  GAVRIL MIHALY
                                500 DUBLIN AVENUE
                              COLUMBUS, OHIO 43215
                                 (614) 222-4400
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            -------------------------
                                   COPIES TO:

       J. Mitchell Dolloff, Esq.                   Conor D. Reilly, Esq.
   General Counsel and Vice-President           Gibson, Dunn & Crutcher LLP
           500 Dublin Avenue                          200 Park Avenue
          Columbus, Ohio 43215                    New York, New York 10166
             (614) 222-4400                            (212) 351-4000


                         CALCULATION OF REGISTRATION FEE

=====================================================================================================
                           Amount        Proposed Maximum       Proposed Maximum        Amount of
Title of Securities        to be         Offering Price Per    Aggregate Offering     Registration
to be Registered       Registered(1)        Share(2)                Price(2)               Fee
-----------------------------------------------------------------------------------------------------
 Common Stock,
$0.001 par value       73,000 shares           N/A                  $876,000              $266

-----------------------------------------------------------------------------------------------------
  Common Stock
Equivalents (3)             (3)                (3)                     (3)                  (3)
=====================================================================================================

(1) Pursuant to Rule 416, there also is being registered such number of additional shares of Common Stock which may become available for issuance pursuant to the foregoing plan in the event of certain changes in outstanding shares, including reorganizations, recapitalizations, stock splits, stock dividends and reverse stock splits.

(2) Estimated solely for the purpose of calculating the registration fee. The registration fee has been calculated in accordance with Rule 457(h) under the Securities Act of 1933 in the case of 73,000 shares of Common Stock registered with respect to the Acorn Products, Inc. Deferred Equity Compensation Plan for Directors, based upon the average price of the Common Stock on July 22, 1997.

(3) Common Stock Equivalents represent the right to receive shares of Common Stock pursuant to the Acorn Products, Inc. Deferred Equity Compensation Plan for Directors. The required information regarding the Common Stock Equivalents is subsumed in the information above regarding the Common Stock. Pursuant to Instruction F to Form S-8 and Rule 416(c) no filing fee is due with respect to the Common Stock Equivalents.

                                     PART I

             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.  PLAN INFORMATION.


      Omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), and the Note to
Part I of Form S-8.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.


      Omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.


      The following documents, which previously have been filed by the Registrant with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference and made a part hereof:

            (a)   The Registrant's latest annual report filed pursuant to
                  Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or if no such report has been filed, the Registrant's registration statement on Form S-1 (File No. 333-25325);

            (b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by Registrant's latest annual report referred to in (a) above;

            (c) The description of the Common Stock contained in the Registrant's effective registration statement on Form 8-A (File No. 000-22717), including any amendment or report filed for the purpose of updating such description.


      All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a) and (c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment hereto that indicates that all securities offered hereunder have been sold or that deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents.


      Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

      The Common Stock of the Registrant is registered under Section 12(g) of the Exchange Act.

      The Common Stock Equivalents are being registered under this Registration Statement to be offered to non-employee Directors of the Registrant pursuant to the Registrant's Deferred Equity Compensation Plan (the "Plan"). The Common Stock Equivalents represent the right to receive shares of Common Stock and are issuable to non-employee directors of the Registrant (the "Directors") as deferred compensation under the Plan.

      A Director may elect to defer receipt of all or one-half of the annual director's fee payable in cash to the Director for serving on the Board of Directors (the "Board") or any committee thereof. Fees deferred by a Director will be credited to his or her deferred stock equivalent account (the "Account") as of the date such amounts otherwise would have been paid in cash to the Director and will be converted into Common Stock Equivalents based on the fair market value of the Common Stock on such date.

      Dividends or other distributions with respect to Common Stock Equivalents will be deemed to have been paid as if such Common Stock Equivalents were actual shares of Common Stock issued and outstanding on the respective record or distribution dates. Common Stock Equivalents will be credited to a Director's Account in respect of cash dividends and any other securities or property distributed with respect to the Common Stock in connection with reclassifications, spin-offs and the like on the basis of the value of the dividend or other asset distributed and the fair market value of the Common Stock Equivalents on the date of the announcement of the dividend or asset distribution in the same amount as dividends or other distributions are paid or distributed with respect to the Common Stock. Fractional Common Stock Equivalents will be credited to a Director's Account cumulatively, but the balance of Common Stock Equivalents in a Director's Account will be rounded to the next highest whole Common Stock Equivalent for any distribution to such Director.

      As soon as practicable following termination of service as a Director, a Director's Account will be distributed as directed by the Director in his or her most recent election deferral notice. However, any such notice, other than a Director's initial notice, will not be effective to direct the time and manner of distribution of the Director's Account unless received by the Committee at least two years prior to the effective date of the Director's termination of service. Either a lump sum or the first of a stated number of equal annual installments will be distributed in the year of a Director's termination. Succeeding installments of Common Stock will be distributed on January 31 of each calendar year following the year in which the first distribution was made. Distributions will consist of one share of Common Stock for each Common Stock Equivalent credited to a Director's Account.

      In the event of a Director's death before the balance of his or her Account is fully distributed, distribution of the balance of the Director's Account will be made to the designated beneficiary or beneficiaries, at such time or times and in such manner as designated by the Director or, in the absence of a designation as to the time and manner of distribution, in the time and manner selected by the Committee. The Committee may, in its discretion, take into account the application of any designated beneficiary and direct that the balance of the Director's Account be distributed to such beneficiary in the manner requested by such application.

      In the event of a Change in Control (as defined below), each Director will receive, within ten days of the date of such Change in Control, a lump sum distribution of the number of shares of Common Stock equal to the number of Common Stock Equivalents credited to the Director's Account as of the date of the Change in Control. A "Change in Control" is defined in the Plan as the occurrence of any of the following events: (i) the acquisition by any Person (as defined in

Section 13(d) of the Exchange Act) other than TCW (as defined below) or Oaktree Capital Management LLC or its affiliates ("Oaktree") of beneficial ownership (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except such Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) of securities of the Registrant (a) having 25% or more of the total voting power of the then outstanding voting securities of the Registrant and (b) having more voting power than the securities of the Registrant beneficially owned by Oaktree; (ii) during any twelve month period, a change in the Board occurs such that Incumbent Members do not constitute a majority of the Board; (iii) a sale of all or substantially all of the assets of the Registrant or UnionTools, Inc.; or (iv) the consummation of a merger or consolidation of the Registrant with any other Person, provided, however, that no Change of Control shall be deemed to have occurred if (A) after such merger or consolidation the voting securities of the Registrant prior to such merger or consolidation continue to represent more than 50% of the combined voting power of such Person or (B) if such merger or consolidation does not result in a material change in the beneficial ownership of the Registrant's voting securities. "Incumbent Members" means the members of the Board on the date immediately preceding the commencement of a twelve-month period, provided that any person becoming a Director during such twelve-month period whose election or nomination for election was approved by a majority of the Directors who, on the date of such election or nomination for election, comprised the Incumbent Members shall be considered one of the Incumbent Members in respect of such twelve-month period. "TCW" means: TCW Special Credits Plus Fund; TCW Special Credits Fund III; TCW Special Credits Fund IIIb; TCW Special Credits Fund IV; TCW Special Credits Trust; TCW Special Credits Trust IIIb; TCW Special Credits Trust IV; TCW Special Credits Trust IVa; TCW Special Credits, as investment manager of Delaware State Employees' Retirement Fund, Weyerhaeuser Company Pension Trust and The Common Fund for Bond Investments; and any of their respective affiliates.

      In the event of an "unforeseeable emergency", the Committee may determine the amounts distributable to a Director under the Plan and distribute such amounts in shares of Common Stock without regard to the distribution dates otherwise determined by the Committee to the extent the Committee determines that such action is necessary in light of immediate and substantial needs of the Director (or his beneficiary). An "unforseeable emergency" is a severe financial hardship to the Director resulting from a sudden and unexpected illness or accident of the Director or beneficiary, or of a dependent (as defined in Section 152(a) of the Internal Revenue Code) of the Director or beneficiary, loss of the Director's or beneficiary's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director or beneficiary.

      Notwithstanding any other provision of the Plan regarding distributions, if the Internal Revenue Service (the "Service") should finally determine that part or all of the value of a Director's Account which has not actually been distributed to the Director is nevertheless required to be included in the Director's gross income for federal income tax purposes, then the balance of the Account or the part thereof that was determined to be includable in gross income will be distributed in shares of Common Stock to the Director, in a lump sum as soon as practicable after such determination, without any action or approval by the Committee.

      The right of a Director and his beneficiary to receive distributions pursuant to the Plan is not subject to sale, transfer (other than by will or the laws of descent and distribution), assignment, pledge, encumbrance, attachment or garnishment by creditors of a participating Director or his beneficiary.

      The Registrant reserves the right to amend, modify or terminate the Plan at any time except that no such amendment, modification or termination shall reduce the then existing balance of any Director's Account or otherwise adversely change the terms and conditions thereof without the Director's consent.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.


      The validity of the shares of Common Stock and the Common Stock Equivalents registered hereby will be passed upon for the Registrant by Gibson, Dunn & Crutcher LLP, New York, New York. Conor D. Reilly, a partner of Gibson, Dunn & Crutcher LLP is Chairman of the Board and a director of the Registrant.
J. Mitchell Dolloff was an associate at Gibson, Dunn & Crutcher LLP prior to becoming General Counsel and Vice-President of the Registrant on June 24, 1997.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


      Section 145 of the Delaware General Corporation Law (the "DGCL") makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify the officers and directors of the Registrant under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act.


      As permitted by the DGCL, the Registrant's Certificate of Incorporation (the "Charter") provides that, to the fullest extent permitted by the DGCL, no director shall be liable to the Registrant or to its shareholders for monetary damages for breach of his fiduciary duty as a director. Delaware law does not permit the elimination of liability (i) for any breach of the director's duty of loyalty to the Registrant or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision in the Charter is to eliminate the rights of the Registrant and its shareholders (through shareholders' derivative suits on behalf of the Registrant) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv), inclusive, above. These provisions will not alter the liability of directors under federal securities laws.


      The Registrant's Bylaws (the "Bylaws") provide that the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

      The Bylaws also provide that the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery of the State of Delaware or the court in which such action was brought shall deem proper.


      The Bylaws also provide that to the extent a director or officer of the Registrant has been successful in the defense of any action, suit or proceeding referred to in the previous paragraphs or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for in the Bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the Registrant may purchase and maintain insurance on behalf of a director or officer of the Registrant against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the Registrant would have the power to indemnify him against such liabilities under such Bylaws.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.


      Not applicable.

ITEM 8.  EXHIBITS.

 EXHIBIT
 NUMBER          Description of Exhibit
 ------          ----------------------
  4.01           Acorn Products, Inc. Deferred Equity Compensation Plan for
                 Directors, incorporated by reference to Exhibit 10.3 to
                 Amendment No. 1 to the Registrant's Registration Statement on
                 Form S-1 (Registration No. 333-25325) filed with the commission on May 23, 1997.

  4.02           Amended and Restated Certificate of Incorporation of the
                 Registrant, filed with the Delaware Secretary of State on April
                 15, 1997, incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-1 (Registration
                 No. 333-25325) filed with the Commission on April 17, 1997.

  4.03           Bylaws of the Registrant, incorporated by reference to Exhibit
                 3.2 to the Registrant's Registration Statement on Form S-1
                 (Registration No. 333-25325) filed with the Commission on April
                 17, 1997.

  4.04 Form of Certificate for shares of Common Stock, $0.001 par value per share, of the Registrant incorporated by reference to
                 Exhibit 4.1 to Amendment No. 1 to the Registrant's Registration
                 Statement on Form S-1 (Registration No. 333-25325) filed with the commission on May 23, 1997.

  5.01           Opinion of Gibson, Dunn & Crutcher LLP.

  23.01          Consent of Ernst & Young LLP.

  23.02          Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit
                 5.01).

  24.01 Power of Attorney (included on the signature page of this Registration Statement).

ITEM 9.  UNDERTAKINGS.


      (a) The undersigned Registrant hereby undertakes:


            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;


                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;


                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;


                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;


provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.


            (2) That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on July 25, 1997.


                                          Acorn Products, Inc.


                                          By:   /s/ Gavril Mihaly
                                             ----------------------------------
                                               Gavril Mihaly
                                               President and
                                               Chief Executive Officer

                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gavril Mihaly and Conor D. Reilly and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agent or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


      Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacity indicated on July 25, 1997.


             SIGNATURE                                       TITLE
             ---------                                       -----
             /s/ Gavril Mihaly                Director, President, and Chief Executive Officer
---------------------------------------               (Principal Executive Officer)
           Gavril Mihaly

         /s/ Stephen M. Kasprisin                    Chief Financial Officer and Treasurer
---------------------------------------          (Principal Financial and Accounting Officer)
       Stephen M. Kasprisin

           /s/ Conor D. Reilly                       Chairman of the Board
---------------------------------------
          Conor D. Reilly

         /s/ William W. Abbot                               Director
---------------------------------------
         William W. Abbott

                                                            Director
---------------------------------------
         Matthew S. Barrett

          /s/ Stephen A. Kaplan                             Director
---------------------------------------
         Stephen A. Kaplan

            /s/ John I. Leahy                               Director
---------------------------------------
           John I. Leahy

                                INDEX TO EXHIBITS

 EXHIBIT
 NUMBER                DESCRIPTION OF EXHIBIT                                              PAGE
 ------                ----------------------                                              ----
4.01       Acorn Products, Inc. Deferred Equity Compensation Plan for Directors,
           incorporated by reference to Exhibit 10.3 to Amendment No. 1 to the
           Registrant's Registration Statement on Form S-1 (Registration No.
           333- 25325) filed with the commission on May 23, 1997.

4.02 Amended and Restated Certificate of Incorporation of the Registrant, filed with the Delaware Secretary of State on April 15, 1997, incorporated by reference to Exhibit 3.1 to the Registrant's
           Registration Statement on Form S-1 (Registration No. 333-25325) filed with the Commission on April 17, 1997.

4.03 Bylaws of the Registrant, incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-1 (Registration No.
           333- 25325) filed with the Commission on April 17, 1997.

4.04 Form of Certificate for shares of Common Stock, $0.001 par value per share, of the Registrant incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Registrant's Registration Statement on Form
           S-1 (Registration No. 333-25325) filed with the commission on May 23,
           1997.

5.01       Opinion of Gibson, Dunn & Crutcher LLP.

23.01      Consent of Ernst & Young LLP.

23.02      Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.01).

24.01 Power of Attorney (included on the signature page of this Registration Statement).